SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 29, 2005

LIFECELL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	01-19890	76-0172936
(State Or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Millenium Way
Branchburg, New Jersey	08876
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (908) 947-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 29, 2005, LifeCell Corporation disseminated a press release announcing that it has expanded the size of its Board of Directors and has approved the appointment of Messrs. Michael R. Minogue and Robert P. Roche, Jr. to fill the newly created positions, effective as of October 1, 2005. Mr. Minogue is Chairman of the Board, Chief Executive Officer and President of Abiomed, Inc., a leading developer, manufacturer and marketer of medical device products designed to assist or replace the pumping action of failing hearts. Mr. Roche is the Executive Vice President, Worldwide Pharmaceutical Operations of Cephalon, Inc., a biopharmaceutical company specializing in drugs to treat and manage neurological diseases, sleep disorders, cancer and pain.

LifeCell also announced that Mr. Minogue has been named to the Nominating and Corporate Governance Committee of LifeCell’s Board of Directors, and Mr. Roche has been named to the Compensation Committee of LifeCell’s Board of Directors.

A copy of the press release is being filed with this Current Report on Form 8-K as Exhibit 99.1.

Item 8.01	Other Events

On September 29, 2005, LifeCell’s Board of Directors adopted a resolution, upon the recommendation of the Nominating and Corporate Governance Committee of LifeCell’s Board of Directors, that increased the compensation and benefits paid to LifeCell’s non-employee directors. Effective October 1, 2005, the new compensation and benefits paid to LifeCell’s non-employee directors shall be as set forth below:

PAY ELEMENT	AMOUNT
Annual Board Cash Retainer	$20,000
Board Meeting Fees	$1,500
Additional Annual Cash Committee Retainers - Chair	All Committees: $4,000
Annual Cash Committee Retainers - Member	Audit: $4,000; Compensation: $2,000 Nominating and Corporate Governance: $2,000
Initial Equity Grant	25,000 Non-Qualified Stock Options
Annual Equity Grants	10,000 Non-Qualified Stock Options

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

Exhibit 99.1 - Press release, dated September 29, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFECELL CORPORATION

By:	/s/ Steven T. Sobieski
Steven T. Sobieski
Chief Financial Officer

Date: October 3, 2005